Exhibit 10.29

NEWELL RUBBERMAID INC.

EXPATRIATE EMPLOYMENT AGREEMENT

FOR

MAGNUS NICOLIN

I.	Introduction

The purpose of this Agreement is to define eligibility and procedures for the expatriate compensation designed for Magnus Nicolin. The general intent of Newell Rubbermaid Inc. is to ensure fair compensation in the event of an assignment to another country. Subjects not specifically covered in this letter will be governed by provisions contained in the Long Term International Assignment Policy. Nothing contained in this Expatriate Employment Agreement or in the Newell Rubbermaid Inc. Long term International Assignment Policy is intended nor should it be construed to represent an assurance or guarantee of employment with Newell Rubbermaid Inc. or any of its divisions, subsidiaries, or affiliates either during or subsequent to the term of the international assignment.

This Expatriate Employment Agreement constitutes the entire agreement between the expatriate and Newell Rubbermaid Inc. for the duration of the overseas assignment and supersedes and renders void any and all prior agreements, commitments, understandings and/or representations not specifically incorporated in the Expatriate Employment Agreement. This agreement may be altered, amended or supplemented only by a written instrument signed by both the expatriate and Newell Rubbermaid Inc.

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Effective on or around August 1, 2006, we have outlined below the specific expatriate compensation and relocation benefits applicable to your temporary assignment in Paris, France – with a final location to be determined. Your assignment is expected to last up to three years.

II.	Compensation and Allowances

A.	Base Salary and Bonus:

•	Your base salary will be US $400,000 per year. Any future increases to your base salary will be considered in accordance with the Newell Rubbermaid Inc. Salary Administration policy.

•	You will be eligible to participate in the bonus plan which provides a target bonus opportunity of 55% of the base salary earned during the previous calendar year.

B.	Cost of Living Allowances:

•

While you are on assignment, an adjustment will be made to your base salary that considers the cost of goods and services for a person of your income and family status in Paris, France (or the final location still to be determined) versus the U.S. This differential is reviewed semi-annually and with base salary and family size changes.

Note this adjustment could be an increase or a decrease to the cost of living allowance you initially receive. You will be notified of any changes in writing.

•	Effective after your move into permanent housing, the Cost of Living Allowance applied to your base salary will be:

US$ 1,900 per month

US$ 950 per semi-monthly pay period

The above estimate is based on a family size of two. Therefore, if you move into permanent housing prior to your spouse’s arrival, the Cost of Living Allowance will be adjusted accordingly.

This is an estimate based on third-party data effective August 11, 2006, and may fluctuate per the above explanation.

C.	Host Housing/Home Housing Norm:

•

While you are on assignment, you will be provided with company-paid leased housing, including utilities. Your monthly furnished housing and utilities budget is US$16,500 for a furnished, 3 bedroom apartment on a short term basis. We will work with you to find a potentially lower lease rate for an unfurnished location sometime later this year. As you will continue to have home housing costs in the US, a housing norm will not be assessed.

•	Due to the short duration of this assignment, you are encouraged to lease, not purchase, living quarters.

D.	Benefit Plans:

While on assignment in Europe, you will be eligible to participate in the US Retirement Savings Program, 401(k), SERP and group insurance plans available to other US based employees of Newell Rubbermaid Inc. Should you choose to participate in the group insurance program (1) you will be required to contribute toward the cost of the coverage through payroll deduction at the same rates as US based employees; and (2) you will be provided with a company-paid international health insurance plan that provides coverage for services received in Europe.

E.	Currency Exchange:

Before you enter Europe and establish local banking arrangements, you should consider what portion of your US$ salary and other company payments or reimbursements you will bring into the country versus leave on deposit in the US. This will also depend on your personal situation and the decisions you make regarding your US property.

The portion of your income or other company payments that you choose to have transferred to Euros will be converted and then transferred. The conversion rates will be reviewed and applied semiannually (January and July). You will be notified of any changes in writing.

•	Effective July 31, 2006, the currency exchange rate that will be used for this purpose is:

.78345 Euros = US$

III.	Tax Equalization

A.

While you are on assignment, you will continue to be eligible and make contributions toward US Social Security and Medicare, and you will bear the same state and federal income tax burden as if you had remained in Connecticut.

B.	To ensure this, the company will provide the services of Deloitte & Touche to perform the process of US Tax Equalization and prepare your annual tax returns.

C.

Tax Equalization is designed to continue a rate of income tax withholding from your US payroll that is equal to the rate that would have been withheld had you remained in the US. Your tax obligation is, thus, satisfied and the company takes full responsibility for payment of your income tax obligation in the US as well as in Europe.

D.	The additional income tax liability you incur, if any, that is attributable to the following will be “grossed-up” and will therefore not be included in your tax-equalized obligations:

•	Non –deductible, company-paid relocation expenses;

•	Company-paid home leave or emergency travel expenses;

•	Company-paid health insurance premiums for coverage in Europe;

•	Home management fees and reimbursements for homeowner’s insurance premiums;

•	Income tax preparation;

•	Host housing assistance;

•	Cost of living;

•	Other assignment related allowances, with the exception of any relocation allowance, loss on sale of car reimbursement, or spousal assistance payment.

IV.	Relocation:

A.	Familiarization Trip:

•

In order that you and your spouse can ensure that the proper residence is located, one trip to the host country will be permitted for a period not to exceed one week. This trip should be in conjunction with a business trip.

B.	Relocation Allowance:

•	Your relocation allowance is equal to 8% of your base salary. You will be responsible for a hypothetical tax withholding on the relocation allowance.

C.	Home Country Residence:

•

If you own a home in the US and choose to maintain it vacant while on assignment, the company will reimburse the amount of increase in your homeowner’s insurance if applicable. The Company will reimburse you for your mortgage payment. All costs associated with utilities, maintenance, repairs and upkeep will be borne by you.

D.	Shipment/Storage:

•	You will be eligible for the benefits outlined in the Newell Rubbermaid Inc. Long Term International Assignment Policy.

E.	Disposition of Personal Auto:

•

The company will reimburse on the loss on the sale of two automobiles prior to beginning the assignment. The amount reimbursed is a lump sum of US$ 5,000; US$ 2,500 each for two cars or US$ 2,500 if you were provided a company leased car based on your position in US. Vehicles other than automobiles (ie. recreational vehicles, motorcycles) do not qualify for this assistance. You will be responsible for a hypothetical tax withholding on the loss on sale of car reimbursement.

F.	Local Transportation:

•	While you are on assignment, a company car will be provided, under host country policy.

V.	Miscellaneous Assistance

A.	Passports, Visas and Work Permits:

•	The company will provide all legal services required to comply with European immigration, labor and employment laws prior to your entry into the region.

•	The company will secure all appropriate visa and temporary work permits required for your legal employment as an expatriate in Europe.

B.	Spousal Assistance:

•

You will also be provided an additional US$2,000 annually for spousal assistance to be used to lease a second car for family use, for a parking space rental at the home location, or to assist your spouse with pursuing professional opportunities in the host location and/or upon repatriation. You will be responsible for a hypothetical tax withholding on the spousal assistance payments.

VI.	Host Country Work Arrangement

A.	Home Leave:

•

During your assignment, the company will pay for business class airfare, ground transportation, and rental car expenses for you and your family for four home leave trips to the US annually. Two of these trips must coincide with business related matters.

•	Any home leave expenses other than those specifically outlined above will be borne by you.

B.	Holidays:

•	Paid holidays shall be observed in accordance with declared legal and customary holidays in Europe.

C.	Vacations:

•

While you are on assignment, you will accrue an entitlement to vacation benefits in accordance with the Newell Rubbermaid Inc. vacation policy for US-based employees. You are eligible for four weeks vacation.

D.	Emergencies:

•	Any return trips to the US that are required due to medical emergencies or other compelling personal reasons will be paid by the company.

VII.	Repatriation

A.	Duration:

•

The expected duration of your assignment to Europe will be between two and three years from the date of your original departure from the US. During this time, the benefits, terms and conditions of your assignment will be defined by this agreement, as amended from time to time.

•

At the end of your assignment, the company will extend its best effort to re-assign you to a position comparable in standing and in compensation to that held during your overseas assignment, although no such re-assignment is guaranteed under this or any other company program.

B.	Relocation:

•

Should you voluntarily remain employed by the company and discharge your duties for the duration of this assignment in a satisfactory manner to the company, the company will provide you with the benefits under the Long Term International Assignment Policy and will relocate you, your family, and your household goods to the Newell Rubbermaid Inc. location at your discretion.

VIII.	Termination and Miscellaneous Provisions

A.	Employee Resignation:

•

Should you voluntarily resign your position, all benefits under this program and any other company policy including but not limited to benefit plans, arrangements, and relocation benefits will cease to be effective as of your termination date. No assistance will be provided for relocating back to the home location. Company-sponsored work permits/visas will be terminated on the earlier of the last day of your employment or last day in the host country. Additionally, if it is within the first year of your assignment start or end date, you will repay Newell Rubbermaid 100% of the relocation, immigration, and tax related expenses incurred by Newell Rubbermaid on your behalf. If it is within 13 to 18 months of your assignment start or end date, you will repay Newell Rubbermaid 50% of those expenses. This repayment agreement applies if you resign your position or are terminated for a criminal or dishonest act or a violation of the Newell Rubbermaid Code of Business Conduct. Should you resign and not become employed by the time you are required to file your tax returns, the company will still provide the services of Deloitte & Touche to perform the process of US Tax Equalization and prepare your annual income tax returns, and you will not be required to reimburse the Company for expenses previously paid for this specific activity.

B.	Termination of Employment by the Company:

•

Should the company terminate your employment for cause (criminal or dishonest act or violation of the Newell Rubbermaid Code of Business Conduct) while on this assignment, all benefits under this Program and any other company policy including but not limited to benefit plans, arrangements, and relocation benefits will cease to be effective as of your termination date.

•

If while on this assignment it becomes necessary for the Company to terminate your employment other than for cause, the Company will return you, your family, and your household goods to the home country.

•

Additionally, if this termination occurs while you are covered under this Expatriate Agreement, you will be covered under the Newell Rubbermaid Executive Severance Program that will provide severance up to 24 months as outlined in the Plan.

IX.	Approvals

Your acceptance and approval of this Program and the terms herein are acknowledged by the signatures below, dated the 30th day of August, Two thousand six.

For the Company:

/s/ Jim Sweet
Jim Sweet
Vice President – Human Resources
Newell Rubbermaid Inc.

The Employee:

/s/ Magnus Nicolin
Magnus Nicolin
President – Europe
Newell Rubbermaid Inc.